UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2024

 iROBOT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)
001-36414		77-0259335
(Commission File Number)		(I.R.S. Employer Identification No.)

8 Crosby Drive
Bedford, MA 01730
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 430-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	IRBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors (“Board”) of iRobot Corporation (the “Company” or “iRobot”) has appointed Jeff Engel as the Company’s President and Chief Operating Officer effective August 6, 2024. In connection with such appointment, Gary S. Cohen resigned as President of the Company but he will continue to serve as the Company’s Chief Executive Officer.

Prior to iRobot, Mr. Engel served as founder and managing director of Pacific Partners Capital, an advisory firm that helped clients navigate complex and challenging situations in industrial companies, manufacturing, consumer products and electronics, automotive and software sectors. As an employee of Korn Ferry, he previously served as iRobot’s Chief Restructuring Officer from September 2023 until August 6, 2024. Mr. Engel served as an executive-in-residence and senior advisor at AlixPartners, one of the world’s leading management consulting and restructuring firms, frequently assuming interim C-suite positions to plan and lead business turnarounds from 2009-2019. Throughout his career, Mr. Engel has worked with many of the world’s leading PE firms and investment banks on portfolio company operational challenges, strategic initiatives and investment decisions. He has held various C-suite and advisory positions at companies, including senior principal at Kearney, executive director and chief product officer of Americas at Ford Motor Company and chief operating officer and board member of Westpoint Stevens with Icahn Enterprises. Mr. Engel holds an M.B.A. in Business Administration from University of Notre Dame and a B.A. in Business Administration from University of Iowa.

The Company has entered into an employment agreement with Mr. Engel that will govern the terms of his employment as President and Chief Operating Officer of the Company (“Employment Agreement”). For his service as the Company’s President and Chief Operating Officer, Mr. Engel will receive an annual base salary of $600,000. Mr. Engel’s bonus target will be 85% of his annual base salary, prorated based on months of service. The actual bonus amount will depend upon the Company’s achievement of certain financial and business goals and can range from 0% to 200% of the target. However, Mr. Engel is guaranteed to receive a minimum bonus payment of 50% of the prorated amount for 2024 on or before March 31, 2025. Mr. Engel will also receive a hiring bonus of $425,000. Mr. Engel will receive a one-time grant of 188,955 time-based restricted stock units vesting over a three-year period and 181,545 performance-based restricted stock units subject to vesting upon achievement of certain price milestones of the Company’s common stock. The Employment Agreement provides for severance payments equal to 100% of Mr. Engel’s annual base salary for 12 months, prorated bonus for the year in which termination occurs, as well as certain continued health benefits, in the event that the Company terminates his employment without cause. In addition, the Employment Agreement provides that if the Company experiences a change in control and Mr. Engel’s employment is terminated without cause, or if Mr. Engel terminates his employment for “good reason” as defined in the Employment Agreement, then all unvested stock options, awards and rights granted to Mr. Engel under any of the Company’s incentive plans will become fully-vested and immediately exercisable and Mr. Engel will be entitled to severance payments equal to 200% of his annual base salary and 200% of his annual bonus, as well as certain continued health benefits.

In connection with the Employment Agreement, Mr. Engel also entered into a restrictive covenant agreement, which includes non-compete and non-solicit covenants that apply during his employment and for up to 24 months thereafter in certain circumstances, and confidentiality, publicity, and invention assignment covenants.

The Company will enter into an indemnification agreement with Mr. Engel, substantially in the form as applicable to other executive officers of the Company.

There are no other arrangements or understandings between Mr. Engel and any other persons in connection with his appointment. There are no family relationships between Mr. Engel and any director or executive officer of the Company, and Mr. Engel is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

The foregoing description is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.
On August 6, 2024, the Company issued a press release announcing the appointment of Mr. Engel as President and Chief Operating Officer, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Jeff Engel, dated as of August 7, 2024
99.1	Press Release of the Company, dated August 6, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2024	iRobot Corporation

By: /s/ Tonya S. Drake
Name: Tonya S. Drake
Title: EVP & General Counsel